REAL ESTATE LEASE


         Lease Agreement is made effective as of the 1st day of FEBRUARY, 2002, by and between SIRCHIE FINGER PRINT LABORATORIES, INC. ("Landlord"), and LAW ENFORCEMENT ASSOCIATES CORPORATION, ("Tenant"). The parties agree as follows:

     1. PREMISES. Landlord, in consideration of the lease payments provided in this Agreement, leases to Tenant 16000 SQUARE FEET OF OFFICE SPACE, AS HEREIN SPECIFIED, IN HUNTER I located at 100 HUNTER PLACE, YOUNGSVILLE, FRANKLIN COUNTY.

     a. SKETCH. A sketch of the above premises subject to this lease is attached as Exhibit A.

     2. FURNISHINGS. The lease of the above premises includes the furnishing of the personal property items as listed on Exhibit B. Tenant shall return all such items at the end of the lease term in a condition as good as the condition at the beginning of the lease term, except for such deterioration that might result from normal use of the furnishings.

     3. STORAGE. Tenant shall be entitled to store items of personal property in 200 SQUARE FEET OF HEATED SPACE IN THE STORAGE AREA OF THE PREMISES during the term of the lease. Landlord shall not be liable for loss of or damage to such stored items.

     4. TERM. The lease term shall commence on FEBRUARY 1, 2002 and shall terminate on JANUARY 31, 2003.

     5. RENEWAL TERMS. This lease shall automatically renew for additional periods of ONE YEAR per renewal term on the same terms as this Lease, unless either party gives written notice of termination no later than 120 days prior to the end of the term or renewal term.

     6. LEASE PAYMENTS. Tenant shall pay to Landlord monthly lease payments of $13,333.33 payable, in advance, on the FIRST day of each month.

     Such payments shall be made to Landlord at 100 Hunter Place, Youngsville, NC 27596 or such address as may be changed from time to time by Landlord.

     7. LATE PAYMENTS. Tenant shall also pay a late charge equal to $50.00 for each monthly payment that is not paid within 10 days after the due date for such late payment.

     8. POSSESSION. Tenant shall be entitled to possession on the first day of the term of this Lease, and shall yield possession to Landlord on the last day of the term of this lease, unless otherwise agreed by both parties in writing.

     9. USE OF PREMISES. Tenant may only use the premises for THE MANUFACTURE, ASSEMBLY AND DISTRIBUTION OF ELECTRONIC PRODUCTS. The premises may be used for any other purpose only with the prior written consent of Landlord.

     10. ACCESS BY LANDLORD TO PREMISES. Subject to Tenant's consent (which shall not be unreasonably withheld), Landlord shall have the right to enter the premises to make inspections, provide necessary services, or show the unit to prospective buyers, mortgagees, tenants or workmen. As provided by law, in the case of an emergency, Landlord may enter the premises without Tenant's consent.

     11. UTILITIES AND SERVICES. LANDLORD shall be responsible for all utilities and services in connection with the premises.

     12. PROPERTY INSURANCE. Landlord and Tenant shall each be responsible to maintain appropriate insurance for their respective interests in the premises and property located on the premises.

     13. DANGEROUS MATERIALS. Tenant shall not keep or have on the premises any article or thing of a dangerous, inflammable, or explosive character that might substantially increase the danger of fire on the premises, or that might be considered hazardous by a responsible insurance company, unless prior written consent of Landlord is obtained and proof of adequate insurance protection is provided by Tenant to Landlord.

     14. TAXES. Taxes attributable to the premises or the use of the premises shall be allocated as follows:

     a. Real Estate Taxes. LANDLORD shall pay all real estate taxes and assessments.

     b. Personal Taxes. LANDLORD shall pay all personal taxes and any other charges which may be levied against the premises and which are attributable to Tenant's use of the premises.

     15. DEFAULTS. Tenant shall be in default of this Agreement if Tenant fails to fulfill any obligation or term under this Agreement by which Tenant is bound. Subject to any governing provisions of law to the contrary, if Tenant fails to cure any financial obligation within 30 days (or any other obligation within 15 days) after written notice of such default is provided by Landlord to Tenant, Landlord may take possession of the premises without further notice, and without prejudicing Landlord's rights to damages. In the alternative, Landlord may elect to cure any default and the cost of such action shall be added to Tenant's financial obligations under this Agreement. Tenant shall pay all costs, damages, and expenses suffered by Landlord by reason of Tenant's defaults.

     16. CUMULATIVE RIGHTS. The rights of the parties under this Lease are cumulative, and shall not be construed as exclusive unless otherwise required by law.

     17. ASSIGNABILITY/SUBLETTING. Tenant may assign or sublease any interest in the premises with the prior written consent of Landlord.

     18. TERMINATION UPON SALE OF PREMISES. Notwithstanding any other provision of this Lease, Landlord may terminate this Lease upon 90 days written notice to Tenant that the premises have been sold.

     19. NOTICE. Notices under this Lease shall not be deemed valid unless given or served in writing and forwarded by mail, postage prepaid, addressed as follows:

         LANDLORD :
         JAMES W. GOCKE
         100 HUNTER PLACE, YOUNGSVILLE, NC 27596

         TENANT :
         PAUL H. FELDMAN
         100 HUNTER PLACE, YOUNGSVILLE, NC 27596

     Such addresses may be changed from time to time by either party by providing notice as set forth above.

     20. ENTIRE AGREEMENT/AMENDMENT. This Agreement contains the entire agreement of the parties, and there are no other promises or conditions in any other agreement whether oral or written. The Agreement may be modified or amended in writing, if the writing is signed by the party obligated under the amendment.

     21. SEVERABILITY. If any portion of this Lease shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Lease is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

     22. SUBORDINATION OF LEASE. This Agreement is subordinate to any mortgage that now exists, or may be given later by Landlord, with respect to the premises.

     IN WITNESS WHEREOF, the parties have executed this Lease Agreement as of the date first shown above.

         LANDLORD : SIRCHIE FINGER PRINT LABS INC

         by :___________________________________________
                JAMES W. GOCKE, VICE PRESIDENT

         TENANT : LAW ENFORCEMENT ASSOCIATES CORPORATION


         by :___________________________________________
                PAUL H. FELDMAN, PRESIDENT

SIRCHIE(R)
FINGER PRINT LABORATORIES, INC




MEMO

To:               INEZ NEFF
From:             JIM GOCKE
Subject:          RENT ADJUSTMENT-- LAW ENFORCEMENT ASSOCIATES
Date:             MARCH 12, 2002

EFFECTIVE APRIL 1, 2002 PLEASE ADJUST THE MONTHLY RENT CHARGE TO LAW ENFORCEMENT ASSOCIATE TO $11,573.34. THIS ADJUSTMENT IS BEING MADE BECAUSE THEY HAVE VACATED THE 2112 SQFT. THEY WERE OCCUPYING ON THE THIRD FLOOR OF HUNTER I. THEIR RENT IS NOW BASED ON A NET, NET, NET CHARGE OF $10.00/ SQFT X 13, 888 SQFT. = $138,880.00 /12 = $11,573.34

JWG

CC: PAUL FELDMAN, LEA